                                                                 Exhibit 10.4(b)

     AMENDMENT dated February 10, 1994 (this "Amendment") to the ERA Agreement, dated February 26, 1992 (the "Agreement"), by and between Forstmann & Company, Inc., a Georgia corporation (the "Company"), and Christopher L. Schaller (the "Employee").

     1. Paragraph 2(b) of the Agreement is hereby amended in its entirety as follows:

     "EXERCISE OF ERA.  The ERA shall become immediately exercisable a such time
      ---------------
(the "Exercise Date"), if at all, as the Company's Common Stock has maintained a market price at least equal to the per share exercise price of the ISO for a period of thirty consecutive days commencing on or after the Vesting Date and ending prior to the sixth anniversary of the Vesting Date; provided, however, that if, at any time on or after the Vesting Date, the Company's Common Stock is not traded on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. ("NASDAQ"), then (i) the market price of the Company's Common Stock thereafter shall be deemed to be the average closing price of the Company's Common Stock during the last ten business days that the Company's Common Stock was so traded or quoted, and (ii) if such deemed market price is at least equal to the per share exercise price of the ISO, the Exercise Date shall be deemed to be the later of the Vesting Date or the date that the company's Common Stock ceased being traded or quoted. Unless a prior deferral election has been made pursuant to paragraph 2(c) and is in effect on the Exercise date, within five days after the Exercise Date the Employee shall be paid by the Company, in cash, an amount equal to the product of (i) the per share exercise price of the ISO, and (ii) the number of shares of Common Stock covered by the ISO (the "Cash Amount")."

     2. Paragraph 3(c) of the Agreement is hereby amended in its entirety as follows:

     "CHANGE OF CONTROL.  In the event that (i) a   "change of control" shall
      -----------------
occur, as defined in any change of control agreement to which the Company and the Employee are parties, and (ii)(A) prior to March 4, 1995 the Employee's employment with the Company or an Affiliate terminates upon such basis as would entitle the Employee to payment under such change of control agreement, (B) an offer made to all holders of the Company's Common Stock, to tender or exchange their shares of Common Stock for consideration having an aggregate value of at least equal to $9.00 per share, is consummated, or (C) pursuant to a merger, sale of assets or other transaction, money or other property having an aggregate value of at least $9.00 per share is distributed, in one or a series of distributions, to all holders of the Company's Common Stock, then, in any such event, the ERA shall vest immediately."

     3. Except as supplemented by this Amendment, the Agreement as originally executed by the parties continues in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to the Agreement to be signed by a duly authorized officer, and the Employee has affixed his signature hereto.

                                              FORSTMANN & COMPANY, INC.

                                                    /s/ Jane S. Pollack
                                              By: ______________________________

                                                      Vice President & Secretary
                                              Title: ___________________________


                                              EMPLOYEE

                                                  /s/ Christopher L. Schaller
                                              _______________________________